Exhibit 4.31
Strategic Cooperation Agreement

This Agreement is entered into as of December 13, 2023, at Zhongteng Building, Xuhui District, Shanghai, Wuhan Economic and Technological Development Zone by and between:

Party A: ECARX (Hubei) Tech Co., Ltd.
Legal Representative: Shen Ziyu
Address: Building C4, Area A, Huazhong Zhongjiao City Project, Qiangwei Road, Wuhan Economic and Technological Development Zone.
and
Party B: Black Sesame Intelligent Technology Co., Ltd.
Legal Representative: Shan Jizhang
Address: 32nd Floor, Shenzhen State-owned Investment Center, No. 1278 Heping Avenue, Qingshan District, Wuhan City
Party A and Party B are referred to herein collectively as the “Parties” and individually as a “Party”

WHEREAS, Party A is ECARX (Hubei) Tech Co., Ltd. (hereinafter referred to as 'ECARX'), a global mobility technology company that always adheres to the development mission of accelerating automotive intelligence, creating a new relationship between humans and cars', and continues to cooperate deeply with global OEMs to reshape the future pattern of the automotive industry towards comprehensive electrification. While global OEMs are constantly launching new in-vehicle platforms, ECARX is developing a full-stack solution including central computer platforms, chip modules (SoCs) and software to assist customers in continuously improving the in-vehicle user experience by means of efficient development and abundant choices.
WHEREAS, Party B is Black Sesame Intelligent Technology Co., Ltd. (hereinafter referred to as 'Black Sesame'), a company specializing in visual perception technology and autonomous IPR chip development. Black Sesame focuses on embedded image and computer vision, provides embedded vision perception chip computing platforms based on image processing, computational imaging, and artificial intelligence, and offers complete commercial solutions for ADAS, intelligent driving, edge computing, etc. Besides, Black Sesame deeply cultivates central computing chip platforms characterized by cross-domain fusion and high performance and builds competitive advantages of independent and controllable core IPR and core products. Black Sesame also has a hardware and software platform foundation covering a range from perception, processing to intelligent driving collaboration.
NOW, THEREFORE, in order to maintain and expand the cooperative relationship between the Parties, promote future development and long-term cooperation, and jointly explore the development opportunities in emerging business areas, the Parties, on the basis voluntary, equal, and mutually beneficial principles, hereby agree as follows:

Article1 Principles of Cooperation
1.1The Parties agree to establish a partnership to adapt to industry trends, support each other, complement each other's strengths, cooperate on an equal footing, and achieve mutual benefits on the premise of compliance with national laws and regulations in their respective industries. The Parties support each other in creating greater economic and social benefits in their respective fields.
1.2In order to consolidate and develop the strategic partnership, the Parties promise to adhere to the principles of fairness and equality, and provide each other with high-quality products or services in accordance with laws and regulations under equal conditions. The Parties will also explore potential cooperation opportunities in strategic new areas.
1.3The Parties, as well as their subsidiaries and affiliated companies, may carry out multi-level cooperation based on the framework and basic spirit of this Agreement. This Agreement is a framework document guiding the cooperation between the Parties. Specific business cooperation hereunder should be fully discussed and signed separately in specific business cooperation agreements, subject to the premise of legality and compliance. In the event of any inconsistency between this Agreement and specific cooperation agreements, the provisions of the specific cooperation agreements shall prevail.
1.4The Parties intend to integrate the resources of development, products, and technological in the field of intelligent driving, to create a leading intelligent driving system solution, and jointly expand the commercial promotion and market application of products and technologies.

Article 2 Scope of Cooperation
Based on friendly consultation and cooperation intentions, the cooperation will be carried out in the following areas:
2.1Deep strategic cooperation in the field of intelligent driving. The Parties will leverage their respective resources and technological advantages in intelligent driving chips and vehicle-side system applications, and be fully associated, to carry out non-exclusive strategic cooperation on the premise that the progress of each other’s projects is prioritized with their respective resources.
2.2Jointly build projects and expand business cooperation. The Parties will engage in in-depth cooperation in the field of intelligent driving, SoC chips, and perception algorithms, and work together to create leading intelligent driving solutions for passenger and commercial vehicles. The Parties will participate in the planning, design, and implementation of projects, develop complete system solutions, and establish business cooperation with potential target customers.
2.3On the basis of the possible iterations of Party B's products, Party B shall guarantee a synchronized progress in development and optimization of its visual perception algorithms and tool chains, etc. In the event of major problems or other force majeure factors, Party B shall notify Party A in advance and resolve them through friendly consultation between the Parties.
2.4Promote the integration and development of the Parties' industrial chain ecosystems. Drive the integration of resources in the industrial chain through demonstration projects, and jointly promote the cooperation and development of the upstream and downstream partners of the industrial chain and related companies.

The Parties will collaborate on joint platform development. Party A, as an integrated application platform, will lead the development of software and hardware integration and take charge of product production. Party B will provide perception algorithms, chip supply and tool chain support, enhancing the core competitiveness of the industry and further increasing the influence of both Parties in the industry, accelerating the integrated development and landing of the intelligent automobile industry.
2.5Party B shall provide Party A with the most competitive product prices under equal conditions to ensure the market competitiveness of Party A's products.
2.6The Parties shall share supply chain information according to business needs. According to Party A's requirements, Party B shall allocate sufficient resources to the evaluation, development, and validation import of alternative solutions if necessary, in order to achieve cost reduction and product optimization.

Article 3 Intellectual Property Rights and Confidentiality Requirements
3.1All intellectual property rights and related rights (“IPR”) owned by each party before signing this Agreement shall be kept and owned by that party respectively. Unless otherwise specified herein, any provision herein shall not constitute a license or transfer of one party's IPR to the other party.
3.2The ownership of IPR arising during the cooperation shall be stipulated in the specific business cooperation agreements signed between the Parties or in a separate agreement about IPR.
3.3Each party shall keep confidential for the other party's confidential information that it is informed as a result of signing or performing this Agreement (hereinafter referred to as "Confidential Information"), during the confidentiality period specified in the agreement. Without the prior written consent of the disclosing party, neither party shall disclose, provide, or transfer the content of this Agreement and Confidential Information of the other Party to any parties other than the Parties hereto. Failure by any party to fulfill the obligations under this confidentiality clause shall be deemed a breach of this Agreement. The defaulting party shall be liable for any losses incurred to the disclosing party as a result of its breach. Upon expiration or termination hereof, if the disclosing party presents a written request to the receiving party, the receiving party shall return the Confidential Information, including but not limited to business documents, materials, software, customer information (including copies and duplicates), to the disclosing party, or destroy them, and shall not continue to use such Confidential Information. The confidentiality period shall be 5 years from the date of disclosure of the Confidential Information.

Article 4 Liability for Breach
4.1 If either party breaches this Agreement, it shall compensate the other party in accordance with relevant national laws and regulations.
4.2 If either party confirms the existence of such breach upon receipt of the written notice of the other party specifying the breach, it shall rectify the breach within 20 days and notify the other party; if it is deemed that such breach does not exist, a written objection or explanation should be submitted to the other party within 20 days. In such case, the Parties may negotiate on this issue.

Article 5 Force Majeure

If this Agreement cannot be performed in whole or in part due to force majeure or government acts, neither party shall be liable for breach of this Agreement. Force majeure refers to events that are unforeseeable and beyond the reasonable control of either party, including but not limited to natural forces, natural disasters, labor disputes, war or similar states of war, riots, sabotage, fire, and government acts. The party affected by force majeure shall notify the other Party of such event and its impact on the performance of this Agreement within 15 days of the occurrence of the force majeure event, and provide relevant evidence. The Parties shall continue to fulfill or terminate this Agreement within a reasonable time through friendly negotiations.

Article 6 Term and Termination
6.1This Agreement shall come into force from the date of signature and seal by the Parties, and shall be valid until December 31, 2026. Six months prior to the expiration of this Agreement, the Parties may renegotiate about renewal issue.
6.2If the Parties reach a new cooperation three months before the expiration of this Agreement, the Parties shall sign a new agreement or supplementary agreement.

Article 7 Applicable Law and Dispute Resolution
7.1 The establishment, effectiveness, performance, jurisdiction and interpretation of this Agreement shall be governed by the laws of the People's Republic of China and no conflict of laws shall apply.
7.2In case of any dispute between the Parties regarding the interpretation and performance of this Agreement, either Party shall settle the dispute through negotiation. If negotiation fails, either party may submit to the people's court at the place where this Agreement is signed.
7.3During the dispute resolution period, if the dispute does not affect the performance of other terms of this Agreement, those other terms shall continue to be performed.

Article 8 Other Matters
8.1Written notices required hereby shall be sent by the sending party to the address specified by the receiving party herein. If the address of either party changes, the other party must be notified in writing at least 10 days prior to the change.
8.2All documents and information of this Agreemtn are classified as confidential information. Without the written consent of the disclosing party, the other Party shall not copy, distribute, transfer, or provide to any other parties other than the Parties hereto.
8.3Any modification, change, or supplement hereto shall be made in writing and signed and stamped by authorized representatives of the Parties as supplementary agreements. The supplementary agreements are an integral part of this Agreement and has the same legal effect as this Agreement.
This Agreement may be executed in four counterparts, with two counterparts held by each party respectively. Each counterpart shall have the same legal effect.
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(Signature Page)

Party A: ECARX (Hubei) Tech Co., Ltd. (Official Seal)
Date: December 13, 2023

Party B: Black Sesame Intelligent Technology Co., Ltd. (Official Seal)
Date: December 13, 2023